# SEC Schedule 13G/A (Amendment No. 2) — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: MAC Copper Ltd, CIK 0001950246
CUSIP: G60409110
Title of class of securities: Orginary Shares
Address of issuer's principal executive offices: 3RD FLOOR, 44 ESPLANADE, ST, ST. HELIER, Jersey (Y9), JE4 9WG
Date of event which requires filing of this statement: 10/07/2025
Filed pursuant to Rule 13d-1(c)
Amends the filing with accession number 0001085146-25-002899
Filed by CIK 0001803158

## Reporting persons
- Fourth Sail Capital LP: type of reporting person: partnership (PN); citizenship or place of organization: Cayman Islands (E9); sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Fourth Sail Discovery LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Fourth Sail Long Short LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Fourth Sail Capital US LP: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Tordesilhas Capital Gestora De Recursos Ltda: type of reporting person: other (OO); citizenship or place of organization: Brazil (D5); sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)
- Ariel Merenstein: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 0; sole dispositive power 0; shared dispositive power 0; aggregate amount beneficially owned 0 (0% of the class)

## Item 1. Issuer
Name of issuer: MAC Copper Ltd
Address of issuer's principal executive offices: 3RD FLOOR, 44 ESPLANADE, ST, ST. HELIER, JERSEY JE4 9WG

## Item 2. Person Filing
Name of person filing:
Fourth Sail Capital LP

Fourth Sail Discovery LLC

Fourth Sail Long Short LLC

Fourth Sail Capital US LP

Tordesilhas Capital Gestora De Recursos Ltda

Ariel Merenstein
Address of principal business office or, if none, residence:
Grand Pavilion Com. Centre
Second floor, Suite13
West Bay Road, Grand Cayman, George Town
GRAND CAYMAN, Cayman Islands
KY1-1202
Citizenship:
Fourth Sail Capital LP - CAYMAN ISLANDS

Fourth Sail Discovery LLC - DELAWARE

Fourth Sail Long Short LLC - DELAWARE

Fourth Sail Capital US LP - DELAWARE

Tordesilhas Capital Gestora De Recursos Ltda - BRAZIL

Ariel Merenstein - UNITED STATES

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: 0
Percent of class: 0
Sole power to vote or to direct the vote:
Fourth Sail Capital LP - 0

Fourth Sail Discovery LLC - 0

Fourth Sail Long Short LLC - 0

Fourth Sail Capital US LP - 0

Tordesilhas Capital Gestora De Recursos Ltda - 0

Ariel Merenstein - 0
Shared power to vote or to direct the vote:
Fourth Sail Capital LP - 0

Fourth Sail Discovery LLC - 0

Fourth Sail Long Short LLC - 0

Fourth Sail Capital US LP - 0

Tordesilhas Capital Gestora De Recursos Ltda - 0

Ariel Merenstein - 0
Sole power to dispose or to direct the disposition:
Fourth Sail Capital LP - 0

Fourth Sail Discovery LLC - 0

Fourth Sail Long Short LLC - 0

Fourth Sail Capital US LP - 0

Tordesilhas Capital Gestora De Recursos Ltda - 0

Ariel Merenstein - 0
Shared power to dispose or to direct the disposition:
Fourth Sail Capital LP - 0

Fourth Sail Discovery LLC - 0

Fourth Sail Long Short LLC - 0

Fourth Sail Capital US LP - 0

Tordesilhas Capital Gestora De Recursos Ltda - 0

Ariel Merenstein - 0

## Item 5. Ownership of 5 Percent or Less of a Class
This statement reports that the reporting person has ceased to be the beneficial owner of more than 5 percent of the class: yes

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Not applicable.

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- Fourth Sail Capital LP: Thiago Doria, Authorized Person (10/14/2025)
- Fourth Sail Discovery LLC: Thiago Doria, Authorized Person (10/14/2025)
- Fourth Sail Long Short LLC: Thiago Doria, Authorized Person (10/14/2025)
- Fourth Sail Capital US LP: Thiago Doria, Authorized Person (10/14/2025)
- Tordesilhas Capital Gestora De Recursos Ltda: Tahiana Azevedo, Authorized Person (10/14/2025)
- Ariel Merenstein: Thiago Doria, Attorney in fact (10/14/2025)